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                                                                     Exhibit 5.1


                                                               December 21, 2001


AT&T Wireless Services, Inc.
7274 164th Avenue, NE
Redmond, WA 98052


Ladies and Gentlemen:

I refer to the Registration Statement on Form S-4 (the "Registration Statement") of AT&T Wireless (the "Company") filed on November 28, 2001, as amended by Amendment No. 1 to be filed on December 21, 2001, with the Securities and Exchange Commission under the Securities Act of 1993, as amended (the "Securities Act"). The Registration Statement relates to up to 194,622,786 shares of the Company's Common Stock, $0.01 par value, up to 210,608.43 shares of the Company's Series C Preferred Stock, $0.01 par value, and up to 25,428.57 of the Company's Series E Preferred Stock, $0.01 par value (collectively, the "Shares"), which are to be issued in connection with the merger of TeleCorp PCS, Inc. ("TeleCorp") with TL Acquisition Corp., a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of October 7, 2001, by and among TeleCorp, the Company and TL Acquisition Corp. (the "Merger Agreement").

I have examined and am familiar with (i) the Company's Amended and Restated Certificate of Incorporation, (ii) its Amended and Restated By-Laws, and (iii) the corporate proceedings relating to the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, upon issuance of the Shares in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Opinions." In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.


                                    Very truly yours,

                                    /s/ Gregory P. Landis

                                    Gregory P. Landis, Esq.
                                    Executive Vice President and General Counsel
                                    AT&T Wireless Services, Inc.